EXHIBIT 10.9 BlueLinx Corporation 1950 Spectrum Circle, Suite 300 Marietta, GA 30067 www.bluelinxco.com 770.953.7000 March 22, 2020 Mitchell B. Lewis Via email Dear Mitch, In light of the COVID-19 pandemic and the likely impact on our business, you have voluntarily asked to reduce your base salary to $1 per month for an initial period of six months (which may be extended at your request) effective as of April 1, 2020. This letter confirms that the decrease in your base salary is a temporary decrease that will not be considered a reduction of your base salary under your Employment Agreement dated January 15, 2014 (as amended, the “Employment Agreement”) for any purpose (including for purposes of Section 6 thereof) other than for making reduced payments of base salary to you during this voluntary period of decrease. By signing below, you agree that you have requested and consented to the decrease in base salary, and that such decrease is not a breach of your Employment Agreement. Thank you for your leadership during this challenging time. BlueLinx Holdings Inc., /s/ J. David Smith J. David Smith Chairman of the Compensation Committee of the Board of Directors Agreed to as of March 22, 2020 /s/ Mitchell B. Lewis Mitchell B. Lewis